Exhibit 99.1

NEWS RELEASE

McDermott International Enters into Agreement for up to

$1.7 Billion of New Financing

•     New facility underscores strong lender support for McDermott

•    Sale process continues for Lummus Technology

HOUSTON – October 21, 2019 – McDermott International, Inc. (NYSE: MDR) (collectively with its subsidiaries, the “Company”) today announced that it has entered into an agreement (the “Agreement”) with certain of its secured lenders (the “Lenders”) under which the Company will have access to up to $1.7 billion of additional financing, including letter of credit capacity. Under the terms of the Agreement, McDermott will have immediate access to $650 million of financing comprised of $550 million under a term loan facility and $100 million under a letter of credit facility, before reduction for related transaction fees and expenses.

The Company expects to utilize the amounts available under the Agreement to finance working capital and support the issuance of required performance guarantees on new projects.

“This new credit agreement is a continued signal from our lenders that they support McDermott, our underlying business, growth strategy and ability to achieve a long-term balance sheet solution,” said David Dickson, President and Chief Executive Officer of McDermott. “The Agreement provides near-term liquidity for the Company to manage working capital and provide performance guarantees on expected new awards. We remain focused on serving our customers’ needs, supporting our dedicated employees and maintaining our valued relationships with our subcontractors, suppliers and other business counterparties, all as part of our efforts to enhance our position as a premier, fully integrated provider of technology, engineering and construction solutions to the energy industry.”

McDermott continues to pursue the previously announced strategic alternatives process for Lummus Technology and the sale process for the remaining portion of the pipe fabrication business. McDermott has decided to terminate its previously announced sale process for its industrial storage tank business.

The Company’s ability to access the remaining amount of financing under the Agreement is subject to various conditions that are at the discretion of the Lenders. Those conditions are detailed in the Form 8-K that the Company filed with the U.S. Securities and Exchange Commission today (the “Form 8-K”).

McDermott also announced that it is withdrawing its previously stated guidance for full-year 2019. Separately, the presentation material used by the Company in discussions with the Lenders regarding the new financing is included as an exhibit to the Form 8-K.

Kirkland & Ellis LLP is serving as legal counsel to McDermott in connection with the new financing and related matters, Evercore is serving as financial advisor and AP Services, LLC, an affiliate of AlixPartners, is serving as operational advisor. Barclays is acting as lead arranger on the financing.

About McDermott

McDermott is a premier, fully integrated provider of technology, engineering and construction solutions to the energy industry. For more than a century, customers have trusted McDermott to design and build end-to-end infrastructure and technology solutions to transport and transform oil and gas into the products the world needs today. Our proprietary technologies, integrated expertise and comprehensive solutions deliver certainty, innovation and added value to energy projects around the world. Customers rely on McDermott to deliver certainty to the most complex projects, from concept to commissioning. It is called the “One McDermott Way.” Operating in over 54 countries, McDermott’s locally focused and globally-integrated resources include approximately 32,000 employees, a diversified fleet of specialty marine construction vessels and fabrication facilities around the world. To learn more, visit www.mcdermott.com.

Forward-Looking Statements

In accordance with the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995, McDermott cautions that statements in this press release which are forward-looking, and provide other than historical information, involve risks, contingencies and uncertainties that may impact McDermott’s actual results of operations. These forward-looking statements include, among other things, statements about: the expected use of credit available under the Agreement; measures being taken with respect to the Company’s capital structure, balance sheet, liquidity and strategic transactions; and satisfaction of conditions. Although we believe that the expectations reflected in those forward-looking statements are reasonable, we can give no assurance that those expectations will prove to have been correct. Those statements are made by using various underlying assumptions and are subject to numerous risks, contingencies and uncertainties, including, among others: risks attendant to ongoing negotiations with various third parties; adverse changes in the markets in which we operate or credit markets; our inability to successfully execute on contracts in backlog; changes in project design or schedules; the availability of qualified personnel; changes in the terms, scope or timing of contracts; contract cancellations; change orders and other modifications and actions by our customers and other business counterparties; changes in industry norms; and adverse outcomes in legal or other dispute resolution proceedings. If one or more of these risks materialize, or if underlying assumptions prove incorrect, actual results may vary materially from those expected. For a more complete discussion of these and other risk factors, please see McDermott’s annual and quarterly filings with the Securities and Exchange Commission, including its annual report on Form 10-K for the year ended December 31, 2018 and subsequent quarterly reports on Form 10-Q. This press release reflects management’s views as of the date hereof. Except to the extent required by applicable law, McDermott undertakes no obligation to update or revise any forward-looking statement.

Contacts:

Investor Relations

Scott Lamb

Vice President, Investor Relations

+1 832 513 1068

Scott.Lamb@McDermott.com

Global Media Relations

Gentry Brann

Senior Vice President, Communications, Marketing and Administration

+1 281 870 5269

Gentry.Brann@McDermott.com